UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 3, 2010
Baxter International Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620

(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633

(Address of principal executive offices)	(Zip Code)
(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On May 3, 2010, the Company issued a press release regarding a charge to be taken for the quarter ended March 31, 2010 in connection with the recall of the Company’s COLLEAGUE infusion pumps. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.
Item 2.06. Material Impairments.
On April 30, 2010 and pursuant to a Consent Decree entered into on June 29, 2006 with the U.S. Food and Drug Administration (“FDA”), FDA ordered Baxter Healthcare Corporation, the principal domestic operating subsidiary of Baxter International Inc. (the “Company”), to recall all of its COLLEAGUE infusion pumps currently in use in the United States. As a result, on May 3, 2010, the Company concluded that it will incur in its first quarter results a charge of approximately $400 to $600 million for the cost of the recall, which includes asset impairments of approximately $200 million with the balance primarily being future cash expenditures associated with such recall.
Additional information related to this charge will be disclosed in the Company’s Form 10-Q to be filed in connection with its first quarter results.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release dated May 3, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
By:	/s/ Stephanie A. Shinn
Stephanie A. Shinn
Corporate Vice President, Associate General Counsel and Corporate Secretary

Date: May 4, 2010

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 3, 2010.